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                                                                    EXHIBIT 99.2


CONTACT:        Michelle D. Monfor
                Director, Investor Relations
                (206) 467-3613 or 1-800-858-5347
                ww.plumcreek.com




                        PLUM CREEK TIMBER COMPANY, L.P.

                          ADJOURNS UNITHOLDER MEETING


        SEATTLE, WASHINGTON, March 29, 1999 -- Plum Creek Timber Company, L.P. (NYSE:PCL) announced today that the Special Meeting of Unitholders that was adjourned until today, was convened and then adjourned again until Monday, April 9, 1999. The meeting will reconvene on that date at 9:00 a.m. PST at the Holiday Inn Crowne Plaza, 1113 Sixth Avenue, Seattle, Washington.

        The purpose of the Special Meeting is to obtain Unitholder approval of the proposal to convert Plum Creek's structure from a publicly traded Master Limited Partnership (MLP) to a publicly traded Real Estate Investment Trust
(REIT). The Company expects that the Unitholder vote on the conversion transaction will be held at the meeting when it reconvenes on April 19, 1999.

        The meeting was adjourned and the vote on the conversion transaction delayed as a result of a previously announced decision issued by the Delaware Court of Chancery on March 18, 1999. The decision preliminarily enjoined the Unitholder vote on the proposed conversion pending disclosure of additional information related to the conversion. Plum Creek said that the mailing of additional information to Unitholders will commence today.

        Plum Creek continues to believe that the conversion is in the best interests of the Company and all of its Unitholders.

        Plum Creek is one of the largest private timberland owners in the nation with timberlands and mills located in the Pacific Northwest, Northeastern and Southern United States.


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